Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-224923 on Form S-8 and in Registration Statement No. 333-232421 on Form S-8 of our report dated February 13, 2020, relating to the consolidated and combined financial statements of Wyndham Hotels & Resorts, Inc. and subsidiaries and the effectiveness of the Wyndham Hotels & Resorts, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Wyndham Hotels & Resorts, Inc. for the year ended December 31, 2019.

/s/ Deloitte & Touche LLP
New York, New York
February 13, 2020